                                                                     EXHIBIT 4.2


                                                              [EXECUTION COPY]










                             INVESTMENT AGREEMENT
                        dated as of September 7, 2001
                                   between
                             TPG ON HOLDINGS LLC
                                     and
                         ON SEMICONDUCTOR CORPORATION



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                              TABLE OF CONTENTS

                                                                            PAGE

                                  ARTICLE I

                                 DEFINITIONS

      Section 1.01.  Definitions............................................   1

      Section 1.02.  General Interpretive Principles........................   9

                                  ARTICLE II

                                SHARE PURCHASE

      Section 2.01.  Share Purchase.........................................   9

      Section 2.02.  Share Purchase Closing.................................   9

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Section 3.01.  Corporate Organization and Qualification...............  10

      Section 3.02.  Authorization of Agreements............................  10

      Section 3.03.  Consents; No Conflicts.................................  10

      Section 3.04.  Capitalization; Securities.............................  11

      Section 3.05.  Dividends, Stock Repurchases, Etc......................  12

      Section 3.06.  Company Reports; Financial Statements..................  12

      Section 3.07.  Undisclosed Liabilities................................  13

      Section 3.08.  Absence of Certain Changes.............................  13

      Section 3.09.  Intellectual Property..................................  14

      Section 3.10.  Litigation.............................................  14

      Section 3.11.  Compliance with Laws; Regulatory Approvals.............  14

      Section 3.12.  Taxes..................................................  15

      Section 3.14.  Contracts..............................................  16

      Section 3.15.  Financial Advisors and Brokers; Fairness Opinion.......  17

      Section 3.16.  Exemption from Registration............................  17

      Section 3.17.  Insurance..............................................  17

      Section 3.18.  No Rights Plan.........................................  18

      Section 3.19.  Disclosure.............................................  18

      Section 3.20.  Environmental Matters..................................  18


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                              TABLE OF CONTENTS
                                 (CONTINUED)
                                                                            PAGE


      Section 3.21.  Controls...............................................  18

      Section 3.22.  Joint Venture Matters..................................  18

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

      Section 4.01.  Organization...........................................  19

      Section 4.02.  Authorization of Agreements............................  19

      Section 4.03.  Consents; No Conflicts.................................  19

      Section 4.04.  Financial Advisors and Brokers.........................  20

      Section 4.05.  Purpose of Investment; Reliance on Exemptions..........  20

      Section 4.06.  Information............................................  20

                                  ARTICLE V

                                  GOVERNANCE

      Section 5.01.  Board Size.............................................  20

      Section 5.02.  Board Representation...................................  20

      Section 5.03.  Meetings...............................................  21

                                  ARTICLE VI

                            PRE-CLOSING COVENANTS

      Section 6.01.  Taking of Necessary Action.............................  22

      Section 6.02.  Conduct of Business....................................  22

      Section 6.03.  Notifications..........................................  22

      Section 6.04.  Subordination Agreement................................  22

                                 ARTICLE VII

                             ADDITIONAL COVENANTS

      Section 7.01.  Financial and Other Information........................  23

      Section 7.02.  Limitation on Restrictions on Payment of Dividends.....  23

      Section 7.03.  Publicity..............................................  24

      Section 7.04.  Status of Dividends....................................  24

      Section 7.05.  Director and Officer Indemnification...................  24


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                              TABLE OF CONTENTS
                                 (CONTINUED)
                                                                            PAGE


      Section 7.06.  Listing; Reservation...................................  24

      Section 7.07.  Legend.................................................  25

      Section 7.08.  Approval for Issuance of Shares........................  25

      Section 7.09.  Transactions with Affiliates...........................  26

      Section 7.10.  Pre-Closing Trading....................................  26

                                 ARTICLE VIII

                                  CONDITIONS

      Section 8.01.  Conditions to Investor's Obligations with Respect to the Share Purchase..................................  27

      Section 8.02.  Conditions of the Company's Obligations with
                     Respect to the Share Purchase..........................  28

                                  ARTICLE IX

                                 TERMINATION

      Section 9.01.  Termination of Agreement...............................  29

      Section 9.02.  Effect of Termination..................................  30

                                  ARTICLE X

                                MISCELLANEOUS

      Section 10.01. Fees and Expenses......................................  30

      Section 10.02. Survival of Representations and Warranties.............  30

      Section 10.03. Specific Performance; Exclusive Remedy for
                     Monetary Damages.......................................  30

      Section 10.04. Indemnification........................................  31

      Section 10.05. Notices................................................  34

      Section 10.06. Entire Agreement.......................................  35

      Section 10.07. Amendment..............................................  35

      Section 10.08. Counterparts...........................................  35

      Section 10.09. Governing Law..........................................  35

      Section 10.10. Successors and Assigns.................................  36

      Section 10.11. No Third-Party Beneficiaries...........................  36


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                              TABLE OF CONTENTS
                                 (CONTINUED)
                                                                            PAGE


EXHIBIT A Form of Series A Certificate of Designations
EXHIBIT B Form of Counsel to Company Opinion
EXHIBIT C Form of Counsel to Investor Opinion


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                             INVESTMENT AGREEMENT

            THIS INVESTMENT AGREEMENT (the "Agreement"), dated as of September 7, 2001, by and between TPG ON Holdings LLC, a Delaware limited liability company (the "Investor"), and ON Semiconductor Corporation, a Delaware corporation (the "Company").

                             W I T N E S S E T H:

            WHEREAS, each of the Company and the Investor has determined to enter into this Agreement pursuant to which the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, 10,000 shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the Form of Certificate of Designations attached hereto as Exhibit A (the "Series A Certificate of Designations"), each share convertible at the option of the holder at any time following the Closing into shares (the "Conversion Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company;

            WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent under the Credit Agreement.

            "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date hereof. The term "Affiliated" has a correlative meaning. Notwithstanding the foregoing, for all purposes hereof, neither the Company nor any of its Subsidiaries shall be deemed an "Affiliate" of any TPG Person.

            "Agreement" has the meaning set forth in the preamble hereto.

            "Balance Sheet" has the meaning set forth in Section 3.07.

            "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately


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or after the passage of time). The terms "Beneficial Ownership" and "Beneficial
Owner" have correlative meanings.

            "Board of Directors" means the board of directors of the Company.

            "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "By-laws" means the By-laws of the Company, as amended from time to time.

            "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

            "Claim" has the meaning set forth in Section 10.04(d).

            "Class I" means the class of directors of the Board of Directors whose initial term expired at the annual meeting of stockholders of the Company in 2000 and will expire at every third annual meeting thereafter.

            "Class II" means the class of directors of the Board of Directors whose initial term expired at the annual meeting of stockholders of the Company in 2001 and will expire at every third annual meeting thereafter.

            "Class III" means the class of directors of the Board of Directors with a term expiring at the annual meeting of stockholders of the Company in 2002 and every third annual meeting thereafter.

            "Closing" means the closing of the Share Purchase pursuant to
Section 2.02.

            "Closing Date" has the meaning set forth in Section 2.02(a).

            "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

            "Commission" means the U.S. Securities and Exchange Commission.

            "Common Stock" has the meaning set forth in the recitals hereto.

            "Company" has the meaning set forth in the preamble hereto.

            "Company Documents" means each document, instrument or certificate, other than the Transaction Agreements, to be executed and delivered by the Company in connection with the consummation of the transactions contemplated by this Agreement, including the Series A Certificate of Designations.

            "Conversion Shares" has the meaning set forth in the recitals hereto.


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            "Credit Agreement" means the Credit Agreement, dated as of August 4,
1999, as amended and restated as of April 3, 2000, as amended as of August 13, 2001 and as further amended thereafter, among the Company, Semiconductor Components Industries, LLC, the banks and other financial institutions named therein, The Chase Manhattan Bank, as administrative agent, collateral agent and syndication agent and Credit Lyonnais New York Branch, DLJ Capital Funding, Inc. and Lehman Commercial Paper, Inc., as co-documentation agents, together with all other documents entered into under or in connection with the Credit Agreement, in each case, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

            "Derivative Securities" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Company or any of its Significant Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Securities of the Company or any of its Significant Subsidiaries.

            "DGCL" means the Delaware General Corporation Law.

            "Disclosure Schedule" means the Disclosure Schedule of ON Semiconductor Corporation that is attached hereto.

            "Employment Agreement" means any employment or consulting agreement or other similar arrangement between the Company or any of its Significant Subsidiaries, on the one hand, and any Representative of the Company or any of its Significant Subsidiaries, on the other.

            "Environmental Laws" means any Law relating to the protection of human health and safety, to the protection or preservation of the environment or natural resources or to a Release or threatened Release of Hazardous Materials.

            "Equity Securities" of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

            "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

            "Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body (including the NASD and Nasdaq),


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commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

            "Group" has the same meaning as is used with respect to that term in Rule 13d-5 under the Exchange Act as in effect on the date hereof.

            "Hazardous Materials" means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law.

            "Indemnified Company Parties" has the meaning set forth in Section 10.04(b).

            "Indemnified Investor Parties" has the meaning set forth in Section 10.04(a).

            "Indemnified Party" has the meaning set forth in Section 10.04(d).

            "Indemnified Special Committee Parties" has the meaning set forth in
Section 10.04(c).

            "Indenture" means the Indenture entered into between the Company and State Street Bank and Trust Company, as Trustee, dated as of August 4, 1999, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

            "Insolvency Event" means (i) the Company or any of its Subsidiaries commences a voluntary case concerning itself under Title 11 of the United States Code as now or hereafter in effect, or under any state insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto ("Insolvency Statutes"); (ii) an involuntary case is commenced against the Company or any of its Subsidiaries under an Insolvency Statute; (iii) a custodian is appointed under any applicable Insolvency Statute for, or takes charge of, all or any substantial part of the property of the Company or any of its Subsidiaries; (iv) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or any of its Subsidiaries is commenced (a) by the Company or any of its Subsidiaries or (b) by any other Person; (v) the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; (vi) any order of relief or other order approving any such case or proceeding is entered; (vii) the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) the Company or any of its Subsidiaries shall state in writing that it is unable to pay, or shall be unable to pay, its debts, generally as they become due.

            "Insolvency Statutes" has the meaning set forth in the definition of "Insolvency Event."

            "Intellectual Property" means all intellectual property rights, including patents, patent rights, trade secrets, know-how, trademarks, service marks, trade names, copyrights, licenses and proprietary processes and formulae.


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            "Investment Agreement" has the meaning set forth in the recitals hereto.

            "Investor" has the meaning set forth in the preamble hereto.

            "Investor Documents" means each document, instrument or certificate, other than the Transaction Agreements, to be executed and delivered by the Investor in connection with the consummation of the transactions contemplated by this Agreement.

            "Investor Group" means, collectively, the Investor and its Affiliates.

            "Investor Information" has the meaning set forth in Section 7.08(b).

            "Investor Nominees" has the meaning set forth in Section 5.02(a).

            "Joint Ventures" means the entities listed in Section 1.01 of the Disclosure Schedule.

            "Law" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Entity.

            "Lien" means any mortgage, pledge, lien, security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

            "Losses" has the meaning set forth in Section 10.04(a).

            "Material Adverse Effect" means any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect that (i) results from or arises out of changes or circumstances affecting the industry in which the Company and its Subsidiaries operate, which event, change, circumstance or effect does not affect the Company and its Subsidiaries disproportionately relative to other entities operating in such industry, (ii) was previously disclosed by the Company in any periodic report or proxy statement that was filed by the Company with the Commission under the Exchange Act or in any press release issued by the Company, in each case prior to the date of this Agreement, or (iii) results solely from a decline in the market value of the Common Stock. In determining whether any individual event, change, circumstance or effect would result in a Material Adverse Effect, notwithstanding that such event, change, circumstance or effect does not in and of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, change, circumstance or effect and all other existing events, changes, circumstances and effects would result in a Material Adverse Effect.

            "NASD" has the meaning set forth in Section 3.03(b).

            "NASD Rules" has the meaning set forth in Section 3.03(b).

            "Nasdaq" means The Nasdaq Stock Market's National Market.


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            "Option Plans" means the Company's 1999 Founders Stock Option Plan,
2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan.

            "Original Number of Series A Shares" means the number of shares of Series A Preferred Stock outstanding as of the Closing.

            "Person" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Entity.

            "Plan" means each material employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each material bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, or fringe benefit or other material benefit, plan, program or policy, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which any such Person may have any liability (contingent or otherwise), including any governmental arrangement maintained for the purpose of providing benefits to employees outside the United States.

            "Policies" has the meaning set forth in Section 3.17.

            "Proceeding" has the meaning set forth in Section 3.10.

            "Proxy Statement" means a proxy statement used in connection with a Shareholder Meeting.

            "Registration Rights Agreement" means the Registration Rights Agreement of even date herewith between the Company and the Investor, which agreement shall not become effective until the Closing.

            "Regulatory Approvals" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities, and (ii) any and all waiting periods imposed by applicable laws.

            "Release" means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment.

            "Representatives" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

            "SEC Reports" means (i) the Company's Annual Report on Form 10-K for each of the fiscal years ended December 31, 2000 and 1999, (ii) the Company's Quarterly Report on Form 10-Q for each of the periods ended June 29, 2001 and March 31, 2001 and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement filed by the Company with the Commission on or since January 1, 2000 and


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prior to the date hereof, in each case in the form (including exhibits and any amendments or supplements thereto) filed with the Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

            "Senior Subordinated Notes" means the Senior Subordinated Notes of the Company issued pursuant to the Indenture.

            "Series A Certificate of Designations" has the meaning set forth in the recitals hereto.

            "Series A Nasdaq Approval" means both (i) any necessary interpretation, ruling, determination or waiver by or from Nasdaq relating to the issuance of the Series A Preferred Stock or the issuance of Conversion Shares upon conversion of the Series A Preferred Stock in an amount in excess of 19.9% of the outstanding shares of Common Stock as of the Closing Date and (ii) the satisfaction by the Company of all requirements set forth in any such interpretation, ruling, determination or waiver in order to make the same effective.

            "Series A Preferred Stock" has the meaning set forth in the recitals hereto.

            "Series A Shareholder Approval" means any necessary approval by the stockholders of the Company relating to the issuance of the Series A Preferred Stock or the issuance of Conversion Shares upon conversion of the Series A Preferred Stock in an amount in excess of 19.9% of the outstanding shares of Common Stock as of the Closing Date.

            "Series A Shareholder Approval Proposal" means a proposal made by the Board of Directors to the stockholders of the Company in accordance with the DGCL to consider and vote on the Series A Shareholder Approval.

            "Shareholder Meeting" has the meaning set forth in Section 7.08(a).

            "Share Purchase" has the meaning set forth in Section 2.01.

            "Share Purchase Price" has the meaning set forth in Section 2.01.

            "Significant Subsidiary" means all Subsidiaries of the Company that are "Significant Subsidiaries" (as such term is defined in Regulation S-X under the Exchange Act, as in effect on the date hereof) of the Company.

            "Special Committee" means a committee of the Board of Directors consisting of directors who are not Representatives of a TPG Person.

            "Special Committee Approval" means the approval by the Special Committee of the Company's issuance of the Series A Preferred Stock and of the terms thereof.


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            "Subordination Agreement" means an agreement meeting the description and requirements of clause (b) of the definition of "TPG Equity Purchase" under the Credit Agreement.

            "Subsidiary" means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture shall be considered (i) a "Subsidiary" of the Company or (ii) a "Subsidiary" of any Subsidiary of the Company.

            "Tax" or "Taxes" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, income taxes (including United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

            "Tax Returns" has the meaning set forth in Section 3.12(a).

            "Third Party Claim" has the meaning set forth in Section 10.04(d).

            "TPG Person" means the Investor, and each Person controlled by, controlling or under common control with the Investor, other than the Company and its Subsidiaries.

            "Trading Day" has the meaning set forth in the Series A Certificate of Designations.

            "Transaction Agreements" means this Agreement and the Registration Rights Agreement.

            "to the knowledge of the Company and its Subsidiaries" and similar phrases with respect to the Company or to the Company and its Subsidiaries, mean to the actual knowledge, after due inquiry, of any of Steven P. Hanson, William George, Dario Sacomani, Michael Rohleder or Jim Stoeckmann.

            "Voting Power" means, with respect to any Voting Securities, the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders thereof for the election of directors at the time of determination (assuming such election were then being held).

            "Voting Securities" means, (i) with respect to the Company, the Equity Securities of the Company entitled to vote generally for the election of directors of the Company, and (ii) with respect to any other Person, any securities of or interests in such Person entitled to vote generally for the election of directors or any similar managing person of such Person.


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

            "Wholly-Owned Subsidiary" means, as to any Person, a Subsidiary of such Person of which 100% of the Equity Securities (other than directors' qualifying shares or similar shares) is owned, directly or indirectly, by such Person.

            SECTION 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to "include", "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

                                   ARTICLE II

                                 SHARE PURCHASE

            SECTION 2.01. Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company 10,000 shares of Series A Preferred Stock, free and clear of all Liens, for an aggregate purchase price of $100,000,000 (the "Share Purchase Price"). The transaction described in this Section 2.01 is referred to herein as the "Share Purchase."

            SECTION 2.02. Share Purchase Closing. (a) The Closing shall take place at the offices of Snell & Wilmer L.L.P. at 10:00 a.m., Arizona time, on September 7, 2001 following satisfaction or, if permissible, waiver, of the conditions set forth in Sections 8.01 and 8.02 hereof, or at such other time and place as the parties may agree (the date on which the Closing occurs, the "Closing Date").

            (a) At the Closing, (i) the Company will deliver to the Investor certificates representing the shares of Series A Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 2.01 (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 8.01, and (ii) the Investor, in full payment for the shares of Series A Preferred Stock to be purchased by, and sold to, the Investor pursuant to Section 2.01, will pay to the Company as provided in Section 2.01, an aggregate amount equal to the Share Purchase Price, in immediately available funds, and the Investor shall deliver to the Company the other documents, certificates and opinions to be delivered pursuant to
Section 8.02. The amount to be paid to the Company will be paid by wire transfer to an account designated by the Company in writing at least one Business Day in advance of the Closing.


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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to, and agrees with, the Investor as of the date hereof and as of the Closing Date that, except to the extent set forth in, and in accordance with, the Disclosure Schedule:

            SECTION 3.01. Corporate Organization and Qualification. Each of the Company and each of its Significant Subsidiaries is a corporation or limited liability company duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is currently being conducted and is proposed to be conducted. Each of the Company and each of its Significant Subsidiaries is duly licensed, authorized or qualified as a foreign corporation or limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of business requires such qualification, except where its failure to be so licensed, authorized or qualified would not have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.02. Authorization of Agreements. (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements and the Company Documents. The execution, delivery and performance of the Transaction Agreements and the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Special Committee and the Board of Directors has approved the entry by the Company into this Agreement and has approved the consummation of the transactions contemplated by the Transaction Agreements for all purposes under the DGCL. The Company has delivered to the Investor true and correct copies of resolutions adopted by the Special Committee and the Board of Directors to the foregoing effects.

            (b) This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and each such agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

            SECTION 3.03. Consents; No Conflicts. (a) The execution and delivery of each of this Agreement and the Registration Rights Agreement does not, and the execution and delivery of each of the Company Documents will not, and the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Certificate of Incorporation or the By-laws or the comparable governing instruments of any of the Significant Subsidiaries; (ii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Certificate of Incorporation or By-laws or any agreement or instrument applicable to the Company or any of its Significant Subsidiaries; (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of the Company or any of its Significant Subsidiaries under, or require any consent, waiver or approval under, any note, bond, debt instrument (including the Credit Agreement), indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries or any property of the Company or any of its Significant Subsidiaries is bound; (iv) result in the creation or imposition of any Lien upon any assets or properties of the Company or any of its Significant Subsidiaries; or (v) violate any Law applicable to the Company or any of its Significant Subsidiaries, except, in the case of clauses (iii), (iv) and (v), for such conflicts, contraventions, breaches, defaults, rights of termination, cancellation, acceleration or modification, rights to put, required consents, waivers or approvals the failure of which to obtain, Liens or violations that would not have a Material Adverse Effect and would not materially impair or delay, or reasonably be expected to materially impair or delay, the ability of the Company to consummate the transactions contemplated by the Transaction Agreements or the Series A Certificate of Designations or to perform its obligations under the Transaction Agreements or the Series A Certificate of Designations.

            (b) Other than the Series A Shareholder Approval, no consent or approval of the Company's stockholders is required by Law, the Certificate of Incorporation, the By-laws, the rules (the "NASD Rules") of the National Association of Securities Dealers, Inc. ("NASD") relating to the quotation of the Common Stock on the Nasdaq, or otherwise, for the execution, delivery and performance by the Company of the Transaction Agreements and the Company Documents and the consummation of the transactions contemplated thereby.

            (c) The execution and delivery of the Transaction Agreements and the consummation of transactions contemplated hereby and thereby will not constitute a "Change in Control" or "Change of Control" (or similar concept) as such term (or concept) is defined in the Credit Agreement, the Indenture or any other material contract, agreement, indenture, mortgage, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which the properties of the Company or any such Subsidiary is subject.

            SECTION 3.04. Capitalization; Securities. (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, of which 173,932,892 shares are outstanding, 30,076,666 shares are reserved for issuance under the Option Plans, and (ii) 100,000 shares of preferred stock, $0.01 par value, of which no shares are outstanding, no shares have been designated and no shares are reserved for issuance. All of such outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable.

            (b) Except for the options and purchase rights granted pursuant to the Option Plans, there are no authorized or outstanding (or any obligations to authorize or issue) Derivative Securities.

            (c) Subject to the filing of the Series A Certificate of Designations with the Secretary of State of the State of Delaware, the shares of Series A Preferred Stock to be issued pursuant to this Agreement have been duly and validly authorized and, when issued as contemplated by this Agreement, will have been validly issued and will be fully paid and non-assessable. The Conversion Shares have been duly and validly authorized and validly reserved for issuance, and when issued upon the conversion of Series A Preferred Stock will have been validly issued and will be fully paid and non-assessable. The registration of the Conversion Shares pursuant to the Registration Rights Agreement will not give rise to any registration rights on behalf of any Person under any agreement or instrument applicable to the Company (other than the Registration Rights Agreement). Other than pursuant to the Registration Rights Agreement, no Person has any right to require the Company to register securities of the Company under the Securities Act, and there are no shareholder or similar agreements to which the Company is a party.

            SECTION 3.05. Dividends, Stock Repurchases, Etc. Other than pursuant to this Agreement, the Series A Certificate of Designations, the Indenture (as in effect on the date hereof) or the Credit Agreement (as in effect on the date hereof), or as restricted or limited by applicable Law, there are no contractual or other restrictions or limitations on the ability of the Company or any of its Significant Subsidiaries to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Securities.

            SECTION 3.06. Company Reports; Financial Statements. (a) As of their respective dates, the SEC Reports (i) were timely filed with the Commission;
(ii) complied in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than the SEC Reports, as of the date of this Agreement the Company has not filed or been required to file any other reports or statements with the Commission on or since January 1, 2000.

            (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports, fairly presents in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the Commission.

            (c) The Company is eligible to register securities for offer and sale on Form S-3 under the Securities Act.

            SECTION 3.07. Undisclosed Liabilities. At June 29, 2001, there were no material liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) required by GAAP to be set forth on (i) the Balance Sheet (as defined below) of the Company except as reflected or reserved against on the consolidated balance sheet of the Company at June 29, 2001 as set forth in the SEC Reports (the "Balance Sheet") or in the notes thereto or (ii) the consolidated balance sheet of any other entity included in the SEC Reports except as reflected or reserved against on such balance sheet included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended through the date hereof, or in the notes thereto. Since June 29, 2001, the Company has not incurred any material liabilities or obligations except (i) those incurred in the ordinary course of business, (ii) for the amendment to the Credit Agreement dated as of August 13, 2001 and (iii) such as would not, individually or in the aggregate, have a Material Adverse Effect.

            SECTION 3.08. Absence of Certain Changes. Except for transactions contemplated by the Transaction Agreements (including transactions expressly permitted pursuant to Section 6.02) or transactions with respect to which the Investor shall have given its prior written consent, from June 29, 2001 to the Closing, the Company and its Significant Subsidiaries have conducted their business in the ordinary and usual course, and there has not been any of the following:

            (i) any issuance or sale, or any direct or indirect purchase, redemption or other acquisition of any shares of their respective Equity Securities or any Derivative Securities by the Company or any of its Significant Subsidiaries, other than pursuant to this Agreement or the Option Plans;

            (ii) any entry into or amendment of any material employment, severance, compensation, consulting, retention, change of control or similar agreement with, or any material increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to, any employee of the Company or any of its Subsidiaries (other than agreements terminable without penalty or similar payment by the Company or such Subsidiary, as the case may be, on not more than 30 days' notice and increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business consistent with past practice);

            (iii) any change in the financial accounting methods, principles or practices of the Company and its Subsidiaries for financial accounting purposes, except as required by GAAP or applicable Law; or

            (iv) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

            SECTION 3.09. Intellectual Property. Each of the Company and its Significant Subsidiaries owns or possesses the rights to use, and is in compliance with, in all material respects, all Intellectual Property that is material to the Company or a Significant Subsidiary and is used or required by it in the conduct of its business and all such Intellectual Property is in full force and effect and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by the Transaction

Agreements. Neither the Company nor any of its Subsidiaries has received any notice of, and they have no knowledge of, (i) any infringement of or conflict with asserted rights of others with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries, (ii) any challenge to the ownership of or validity or effectiveness of any license for the use of any Intellectual Property owned or used by the Company or any of its Subsidiaries, or (iii) any claim against the use by the Company or any of its Subsidiaries of any Intellectual Property owned or used by it, except, in each case for such matters that would not, individually or in the aggregate have a Material Adverse Effect.

            SECTION 3.10. Litigation. There are no claims, suits, actions, proceedings, arbitrations or investigations (each, a "Proceeding") pending or, to the knowledge of the Company or its Subsidiaries, explicitly threatened, against or affecting the Company or any of its Subsidiaries, that involve a claim against the Company or any of its Subsidiaries in a stated amount in excess of $5,000,000, that may involve criminal liability or result in or involve criminal proceedings, that may affect the status of any material Regulatory Approval maintained by the Company or any Subsidiary, or that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect; and except as so disclosed, there are no judgments, decrees, injunctions, rules, stipulations or orders outstanding against or applicable to the Company or any of its Subsidiaries or against or applicable to any of their respective properties or businesses that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

            SECTION 3.11. Compliance with Laws; Regulatory Approvals. Since August 4, 1999, the businesses of the Company and its Significant Subsidiaries have been conducted, and the businesses of the Company and its Significant Subsidiaries currently are being conducted, in compliance with all applicable Laws in all material respects. Since August 4, 1999, all material Regulatory Approvals required by the Company and its Significant Subsidiaries to conduct their respective businesses have been obtained, and all material Regulatory Approvals required by the Company and its Significant Subsidiaries to conduct their respective businesses as now conducted by them are in full force and effect. The Company and its Significant Subsidiaries are in compliance with the terms and requirements of such Regulatory Approvals in all material respects. Except such that would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company or any of its Significant Subsidiaries has received any written notice or other written communication from or on behalf of any Governmental Entity regarding (i) any prior, pending, threatened or possible revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Regulatory Approval, except for any such revocation, withdrawal, suspension, termination, modification or condition that would not have a Material Adverse Effect, (ii) any material violation of any Law by the Company or any such Subsidiary, (iii) any prior, pending, threatened or possible investigation involving or otherwise relating to any material Regulatory Approval or (iv) any other limitations on the conduct of business by the Company or any such Subsidiary that would have a Material Adverse Effect.

            SECTION 3.12. Taxes. (a) The Company and its Subsidiaries have timely filed (taking into account available extensions) all material U.S. federal, state, local, foreign and other tax returns (including any information returns), reports and statements (collectively, "Tax Returns") that are required to have been filed with the appropriate taxing authorities. All information provided in such Tax Returns is complete and accurate in all material respects. The

Company and its Subsidiaries have paid all material amounts due in respect of Taxes (whether or not actually shown on such Tax Returns), or have otherwise set up reserves in accordance with GAAP in respect of all Taxes for the periods covered by such Tax Returns. As of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company or any of the Subsidiaries for the fiscal year ended December 31, 2001 and all prior years for which there is not an adequate reserve, considering such reserves in the aggregate.

            (b) No audits or investigations relating to any Taxes for which the Company or its Subsidiaries may be liable are pending or threatened in writing by any taxing authority. There are no agreements or applications by the Company or any of its Subsidiaries for the extension of the time for filing any tax return or paying any Tax nor have there been any waivers of any statutes of limitation for the assessment of any Taxes.

            (c) Neither the Company nor any of its Subsidiaries is a party to any agreements relating to the sharing or allocation of Taxes with any other Person.

            (d) The Company or its Subsidiaries have withheld from its employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee Tax withholding provisions of all applicable Laws.

            SECTION 3.13. ERISA and Other Employment Matters.

            (a) None of the Company nor any of its Subsidiaries has an express or implied commitment, (i) to create, incur liability with respect to or cause to exist any material employee benefit plan, program or arrangement other than the Plans or (ii) except for amendments necessary or appropriate to comply with applicable Law, to modify, change or terminate any Plan.

            (b) Neither the execution and delivery of the Transaction Agreements nor the consummation of the transactions contemplated thereby will (i) accelerate the time of payment, vesting or funding of, or increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by the Company or any of its Subsidiaries to or in respect of any current or former executive officer or other key employee of any such Person, or
(ii) constitute a Change in Control under any of the Employment Agreements with any such executive officer or other key employee.

            (c) All employer and employee contributions, premiums and expenses payable to or in respect of any Plan or required by Law or any Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on the Company's financial statements included in the SEC Reports and no Plan is subject to Section 412 of the Code or Section 302 of ERISA.

            (d) (i) No trade or business, whether or not incorporated, is or has been treated as a single employer together with the Company for any purpose under ERISA or Section 414 of the Code other than the Company's Subsidiaries, the Investor and any of its Affiliates, (ii) no material liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by the Company or any of its Subsidiaries and is still outstanding, and no event, transaction or condition has occurred or exists which is reasonably expected to result in any material liability to the Company, any of its Subsidiaries or, following the Closing, the Investor or any Affiliate thereof, and (iii) no reportable event, within the meaning of Section 4043 of ERISA and the regulations of the U.S. Pension Benefit Guaranty Corporation promulgated thereunder, has occurred that is reasonably expected to result in the imposition of any material liability to the Company or any of its Subsidiaries, or will occur in connection with the consummation of the transactions contemplated by this Agreement, with respect to any Plan.

            (e) Each Plan has been operated and administered and is in compliance with all applicable Laws except for any failures that, individually and in the aggregate, would not result in any material liability of the Company or any of its Subsidiaries. For each Plan that is intended to qualify under
Section 401(a) of the Code, the Company will timely file a request for a favorable determination from the Internal Revenue Service as to its qualification and, to the knowledge of the Company and its Subsidiaries, no event or condition has occurred or exists that is likely to result in the disqualification of such Plan.

            (f) None of the Company or any of its Subsidiaries is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, or to the knowledge of the Company and its Subsidiaries, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

            (g) Neither the Company nor any of its Subsidiaries has violated any provision of Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.14. Contracts. (a) Other than the Option Plans, neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied): (i) any Employment Agreement or understanding or obligation, with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former Representative of the Company or any of its Subsidiaries, who is or may be entitled to receive pursuant to the terms thereof, compensation in excess of $400,000 upon termination of such Person's employment or engagement; or (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of the Company or any of its Subsidiaries, who is or may be entitled to receive pursuant to the terms thereof, compensation in excess of $400,000 in any single year.

            (b) None of the Company, any of its Subsidiaries, or to the knowledge of the Company and its Subsidiaries, any other party, is in breach or violation or in default in the performance or observance of any term or provision of any contract, agreement, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any such

Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of the properties of the Company or any such Subsidiary is subject, which breach, violation or default is reasonably likely to, individually or in the aggregate, involve a claim against the Company or any of its Subsidiaries in an amount in excess of $3,000,000 or have a Material Adverse Effect.

            SECTION 3.15. Financial Advisors and Brokers; Fairness Opinion. (a) Except for Broadview International LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers or employees. True and correct copies of all agreements between the Company, on the one hand, and Broadview International LLC (or any of its Affiliates), on the other, have been delivered to the Investor.

            (b) The Special Committee has received an opinion of Broadview International LLC to the effect that the consideration to be paid to the Company for the shares of Series A Preferred Stock to be sold hereunder is fair, from a financial point of view, to the Company and the holders (other than any TPG Person) of the Common Stock of the Company.

            SECTION 3.16. Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Article IV are true and correct in all material respects, the offer and sale of the Series A Preferred Stock made pursuant to this Agreement and the acquisition of the Conversion Shares upon conversion of the Series A Preferred Stock will be in compliance with the Securities Act and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.

            SECTION 3.17. Insurance. The Company and its Subsidiaries have property, fire, professional liability, fiduciary and other insurance policies covering their assets, employees, officers and directors customary for companies similarly situated and in such amounts (subject to such reasonable deductibles) customary for companies similarly situated. All such policies are in full force and effect in accordance with their respective terms and will remain in full force and effect after the Closing. Neither the Company nor any of its Subsidiaries has received any notice of default with respect to any provision of any such policies, or any notice that the insurer is unwilling to renew any such Policy following the currently scheduled expiration of such policy or intends to materially modify any term of any such renewed policy as compared to the existing policy. With respect to its directors' and officers' liability insurance policies, neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies so as to jeopardize full recovery under such policies.

            SECTION 3.18. No Rights Plan. The Company has not issued any rights or warrants to holders of Common Stock entitling the holders thereof to subscribe for or purchase Common Stock, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and
(iii) are also issued in respect of future issuances of

Common Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events.

            SECTION 3.19. Disclosure. No representation or warranty by the Company in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to the Investor pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

            SECTION 3.20. Environmental Matters. (i) neither the conduct or operations of the Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or, within the applicable statute or limitations period, violated Environmental Laws, except for violations that are not material, (ii) the Company and its Subsidiaries have received and are in compliance with all material permits, licenses or other approvals required under applicable Environmental Laws for the conduct of their respective businesses and (iii) neither the Company nor any of its Subsidiaries have received notice of any actual or potential material liability for the investigation or remediation or any disposal or release of Hazardous Materials.

            SECTION 3.21. Controls. The Company and each of its Subsidiaries maintains internal information systems and controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations, and (ii) material transactions (including payment of claims and collection of receivables) are executed in accordance with their terms and applicable Law and are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

            SECTION 3.22. Joint Venture Matters. To the knowledge of the Company and its Subsidiaries, since August 4, 1999 (or with respect to any Joint Venture (and only with respect to such Joint Venture), if later, the date on which the Company or any of its Subsidiaries first acquired an equity interest in such Joint Venture or any of the businesses conducted by such Joint Venture), none of the following has occurred that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect:

            (a) the failure of any Joint Venture to comply with all applicable Laws and Regulatory Approvals in the conduct of its business;

            (b) the failure of any Joint Venture to obtain and maintain in full force and effect all Regulatory Approvals necessary to conduct its business;

            (c) the revocation, withdrawal, suspension or termination of, or any threatened or pending revocation, withdrawal, suspension or termination of, or the imposition of any material conditions with respect to, any Regulatory Approval necessary for any Joint Venture to conduct its business;

            (d) the initiation of, or explicit threat of initiation of, any Proceeding by any Person, or the initiation of, or explicit threat of initiation of, any investigation by any Governmental Entity, against or affecting any Joint Venture, that may involve criminal liability or result in or involve criminal proceedings, that may affect the status of any Regulatory Approval maintained by such Joint Venture that is necessary for such Joint Venture to conduct its business;

            (e) the institution of any judgment, decree, injunction, rule, stipulation or order against or applicable to any Joint Venture or against or applicable to any of its properties or businesses; or

            (f) any other event or occurrence with respect to any Joint Venture that has had, or would be reasonably likely to have, a Material Adverse Effect.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

            The Investor represents and warrants to, and agrees with, the Company as of the date hereof and as of the Closing Date as follows:

            SECTION 4.01. Organization. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is now being conducted and is proposed to be conducted.

            SECTION 4.02. Authorization of Agreements. (a) The Investor has all requisite power and authority as a limited liability company to execute, deliver and perform its obligations under the Transaction Agreements and the Investor Documents. The execution, delivery and performance of the Transaction Agreements and the Investor Documents, and the consummation by the Investor of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of the Investor.

            (b) This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor, and each such agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

            SECTION 4.03. Consents; No Conflicts. (a) The execution and delivery of this Agreement and the Registration Rights Agreement does not, and the execution and delivery of each of the Investor Documents will not, and the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of formation of the Investor; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, Regulatory Approval, contract or any other agreement, instrument or obligation to which the Investor is a party or by which the Investor or any of its property is bound, or (iii) violate any Law applicable to the Investor.

                  SECTION 4.04. Financial Advisors and Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor or any of its directors, officers or employees.

                  SECTION 4.05. Purpose of Investment; Reliance on Exemptions. The Investor is acquiring the Series A Preferred Stock under this Agreement for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor acknowledges that (i) the Series A Preferred Stock and the Conversion Shares have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act and state securities laws, and (ii) the Company is relying upon the truth and accuracy of, and the Investor's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Series A Preferred Stock and the Conversion Shares.

                  SECTION 4.06. Information. The Investor and its
Representatives have been furnished with copies of the SEC Reports and all materials relating to the business, finances and operations of the Company that have been requested by the Investor, and have been afforded the opportunity to ask questions of the Company regarding such matters.

                                    ARTICLE V

                                   GOVERNANCE

                  SECTION 5.01. Board Size. For so long as the Investor is entitled to designate any Investor Nominee for election to the Board of Directors, the Board of Directors shall consist of no more than thirteen, nor less than six, directors.

                  SECTION 5.02. Board Representation. (a) As promptly as practicable after the Closing, the Board of Directors shall elect a total of two nominees designated in writing by the Investor (such persons, or replacements designated by the Investor, the "Investor Nominees"), to the Board of Directors, to be allocated to Class I, Class II or Class III as specified by the Investor. Commencing with the annual meeting of stockholders of the Company the record date for which next follows the Closing Date, and at each annual meeting of stockholders of the Company thereafter, the Investor shall be entitled to present to the Board of Directors or the nominating committee thereof a number of nominees for election to the class of directors up for election to the Board of Directors at such annual meeting equal to the number of Investor Nominees in such class immediately prior to such election and the Company shall use its best efforts to cause the election to the Board of Directors of such Investor Nominees. If the Board of Directors shall cease to be a classified board, the Investor shall be entitled to present to the Board of Directors or the nominating committee thereof two nominees for election to the Board of Directors at each annual meeting of stockholders of the Company. In the event of the death, disability, resignation or removal of an Investor Nominee, the Investor shall designate a replacement for such director, which replacement the Company shall cause to be elected to the Board of Directors.

                  (b) The Company shall cause each Investor Nominee designated for election to the Board of Directors pursuant to Section 5.02(a) to be included in the slate of nominees recommended by the Board of Directors to the stockholders of the Company for election as directors at the relevant annual meeting of the stockholders, and shall use its best efforts to cause the election of each such Investor Nominee, including soliciting proxies in favor of the election of such person.

                  (c) Notwithstanding the foregoing provisions of this Section 5.02, the Investor shall not be entitled to designate Investor Nominees for election to the Board of Directors in the event that the Investor and its Affiliates Beneficially Own, in the aggregate, less than 50% of the Original Number of Series A Shares. In the event that the Investor shall not be entitled to designate Investor Nominees for election to the Board of Directors, the Investor Nominees shall resign from the Board of Directors no later than the thirtieth day after the day on which the Investor becomes aware that the aggregate Beneficial Ownership of it and its Affiliates is reduced below the threshold ownership level of Original Number of Series A Shares specified in this Section 5.02(c). If an Investor Nominee does not resign on or prior to such thirtieth day as required pursuant to the immediately preceding sentence, a majority of the Board of Directors (excluding any Investor Nominees) shall have the right to remove such Investor Nominee from the Board of Directors.

                  (d) If the Board of Directors shall determine in good faith in the exercise of its fiduciary duties, that nomination of any person designated by the Investor for election to the Board of Directors would be contrary to the best interests of the Company, then the Company shall promptly notify the Investor of such determination (either in person, if such determination shall be made at a Board of Directors meeting at which an Investor Nominee is present or by telephone (promptly confirmed in writing), if such determination shall be made at a Board of Directors meeting at which an Investor Nominee is not present) and thereafter the Investor shall have a period of no less than five Business Days to designate a new person for nomination for election to the Board of Directors as an Investor Nominee.

                  SECTION 5.03. Meetings. From and after the Closing Date, for so long as an Investor Nominee serves as a member of the Board of Directors, each Investor Nominee shall be invited to attend all regular and special meetings of the Board of Directors. The Company shall notify each Investor Nominee of any such meeting no later than the time at which it notifies any other member of the Board of Directors of such meeting.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

                  SECTION 6.01. Taking of Necessary Action. Each of the parties hereto agrees to use its best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms of the Agreement. Without limiting the foregoing, the Company will use its best efforts to file the Series A Certificate of Designations with the Secretary of State of the State of Delaware.

                  SECTION 6.02. Conduct of Business. From the date hereof until the Closing Date, except as set forth on Section 6.02 of the Disclosure Schedule, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the ordinary course and shall use, and shall cause its Subsidiaries to use, their best efforts to preserve intact their respective present business organizations, operations, goodwill and relationships with third parties (including clients and providers) and to keep available the services of the present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Investor (except as expressly permitted or required by this Agreement):

                  (i) the Company shall not, and shall cause each of its Subsidiaries or Significant Subsidiaries, as the case may be, not to take any of the actions or enter into any of the agreements, commitments or transactions described in clause (i), (ii) or (iii) of
         Section 3.08;

                  (ii) the Company shall not, and shall cause each of its Subsidiaries not to, take any action that it knows or has reason to believe would cause a representation or warranty of the Company set forth herein to be untrue in any material respect if made at such time, or a covenant of the Company set forth in Article VII to fail to be satisfied as of the Closing Date; and

                  (iii) the Company shall not, and shall cause each of its Subsidiaries not to, commit or agree to do any of the foregoing.

                  SECTION 6.03. Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in the failure to satisfy, in any material respect, the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

                  SECTION 6.04. Subordination Agreement. Each of the Investor and the Company will in good faith negotiate with one another and the Administrative Agent the terms and conditions of the Subordination Agreement and, upon reaching agreement on such terms and conditions, execute and deliver the Subordination Agreement.

                                   ARTICLE VII

                              ADDITIONAL COVENANTS

                  SECTION 7.01. Financial and Other Information. (a) So long as members of the Investor Group Beneficially Own, in the aggregate, at least 10% of the Original Number of Series A Shares, the Company shall (and shall cause each of its Subsidiaries to) afford to members of the Investor Group that then Beneficially Own shares of Series A Preferred Stock and their Representatives reasonable access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's (or such Subsidiary's) business, to their respective properties, books, contracts, commitments and records (including information regarding any pending or threatened Proceeding to which the Company or any of its Subsidiaries is, or reasonably expects to be, a party) and to discuss the business, affairs, finances, regulatory status and other matters related to the purchase and Beneficial Ownership of the Series A Preferred Stock and Conversion Shares with Representatives of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to disclose any such information pursuant to this Section 7.01 to the extent that such disclosure (i) would result in the breach or violation of the confidentiality or non-disclosure provisions of any license or agreement to which the Company or any of its Subsidiaries is a party or (ii) in the opinion of outside legal counsel to the Company, would result in the Company's inability to assert the attorney-client privilege with respect to such information or require premature public disclosure thereof in accordance with applicable rules and regulations of the Commission promulgated under the Exchange Act.

                  (b) Upon the written request of the Company, each member of the Investor Group shall inform the Company of the number of Series A Shares then Beneficially Owned by such member of the Investor Group. Such information shall be delivered to the Company within five Business Days of the delivery of such request to such member of the Investor Group. To the extent such information is not available to the public, the Company shall keep such information confidential.

                  SECTION 7.02. Limitation on Restrictions on Payment of Dividends. From and after the Closing (for so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Original Number of Series A Shares), without the prior written approval of the Investor, except as permitted or provided in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective any contractual or other restrictions or limitations on the ability of (a) the Company to pay any dividends on or make any other distributions on, or to purchase, redeem or otherwise acquire, the Series A Preferred Stock or (b) any Subsidiary of the Company to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Securities, except in each case those restrictions imposed by Law, the Credit Agreement, the Indenture or any Other Credit Facility (as defined in the Series A Certificate of Designations); provided, however, that nothing in this Section 7.02 shall be deemed to prohibit, restrict or otherwise modify the right of the Company to create or issue Senior Securities, Parity Securities or Junior Securities (each as defined in the Series A Certificate of Designations), or pay dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, such Senior Securities, Parity Securities or Junior Securities, in each case subject to the terms, conditions and limitations of the Series A Certificate of Designations.

                  SECTION 7.03. Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

                  SECTION 7.04. Status of Dividends. The Company agrees to treat the Series A Preferred Stock as equity for all Tax purposes unless the Company determines that there is no reasonable basis for such position. The Company shall take no action (other than as required by Law) that would jeopardize the availability of the dividends received deduction under Section 243(a)(1) of the Code for the distributions on the Series A Preferred Stock that are paid out of current or accumulated earnings and profits, if any.

                  SECTION 7.05. Director and Officer Indemnification. (a) So long as any Investor Nominee or member of the Special Committee serves as a member of the Board of Directors or as an officer of the Company, the Company shall provide to each such individual indemnification and directors' and officers' insurance having terms and provisions no less favorable to such individuals than the indemnification and directors' and officers' insurance provided to other directors and officers of the Company (including coverage for matters based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring while such Investor Nominee or member of the Special Committee was a director, even though such Investor Nominee or member of the Special Committee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

                  (b) So long as any Investor Nominee or member of the Special Committee serves as a member of the Board of Directors or as an officer of the Company, the Company shall not amend the Certificate of Incorporation or By-laws so as to adversely affect the rights of any such person with respect to indemnification by the Company for any Losses incurred by such person in such person's capacity as an officer or director of the Company.

                  SECTION 7.06. Listing; Reservation. (a) So long as any member of the Investor Group Beneficially Owns Conversion Shares, the Company shall use its commercially reasonable efforts to ensure that the Common Stock continues to be quoted or listed on Nasdaq or any national securities exchange.

                  (b) From and after the Closing, the Company shall at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of issuing Common Stock upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock free of preemptive rights as shall be sufficient to issue Common Stock upon the conversion of all outstanding shares of Series A Preferred Stock.

                  SECTION 7.07. Legend. (a) The Investor agrees to the placement on (i) certificates representing Series A Preferred Stock issued to the Investor pursuant to the terms of this Agreement, (ii) certificates representing Conversion Shares, and (iii) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, a legend (the "Private Placement Legend") substantially as set forth below:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

                  (b) The Private Placement Legend shall be removed from a certificate representing Series A Preferred Stock or Conversion Shares if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

                  SECTION 7.08. Approval for Issuance of Shares. (a) The Company shall, upon written request of the Investor and as soon as possible after such request, (i) use its best efforts to obtain the Series A Nasdaq Approval and
(ii) if applicable, use its best efforts to obtain the Series A Shareholder Approval until the Series A Shareholder Approval is duly obtained by the Company and take all action necessary to present the Series A Shareholder Approval Proposal for a vote at each meeting of stockholders of the Company, annual or otherwise, held after the execution of this Agreement. Each meeting of stockholders at which the Series A Shareholder Approval is considered is referred to herein as a "Shareholder Meeting." The Company shall use its best efforts to obtain the required approval of its stockholders of the Series A Shareholder Approval Proposal at each Shareholder Meeting. Upon written request of the Investor to the Company delivered at any time prior to or on March 1, 2002, the Company shall file with the Commission a Proxy Statement no later than 30 days after the date of such request, and the Company shall use its best efforts to hold a Shareholder Meeting no later 90 days after the date of such request.

                  (b) Any such Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders approve the Series A Shareholder Approval Proposal. The Company shall notify the Investor promptly of the receipt by it of any comments from the Commission or its staff and of any request by the Commission for amendments or supplements to such Proxy Statement or for additional information, and will supply the Investor with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission or the members of its staff or of any other Governmental Entities, on the other hand, with respect to such Proxy Statement. The Company shall give the Investor and its counsel a reasonable opportunity to review and comment on those portions of such Proxy Statement describing or referring to the Series A Shareholder Approval Proposal or any member of the Investor Group (the "Investor Information") prior to the filing of the Proxy Statement with the Commission and shall give the Investor and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Investor Information and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission with respect to the Investor Information. The Company shall give reasonable consideration to any comments the Investor or its counsel may provide with respect to the Investor Information or any amendment or supplement thereto.

                  (c) Any such Proxy Statement, as of the date it is mailed to stockholders of the Company and as of the date of the relevant Shareholder Meeting, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this Section 7.08(c) shall not apply to any information provided to the Company in writing by any member of the Investor Group with respect to such member expressly for inclusion in the Proxy Statement.

                  SECTION 7.09. Transactions with Affiliates. From and after the Closing, so long as members of the Investor Group Beneficially Own, in the aggregate, at least 50% of the Series A Preferred Stock, the Company shall not, without the prior written approval of the holders of at least 50% of the Series A Preferred Stock, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except such transactions that are permitted under the Credit Agreement.

                  SECTION 7.10. Pre-Closing Trading. (a) The Investor represents, warrants and covenants that, during the ten Trading Days preceding the Closing Date, neither it nor any of its Affiliates have engaged or will engage in (or encourage), either directly or indirectly, any hedging transactions, short sales of the Common Stock or other trading activity which might reasonably be expected to cause or result in a decrease in the price of the Common Stock.

                  (b) The Company represents, warrants and covenants that, during the ten Trading Days preceding the Closing Date, neither it nor any of its Affiliates have engaged or will engage in (or encourage), either directly or indirectly, any hedging transactions or other trading activity which might reasonably be expected to cause or result in an increase in the price of the Common Stock.

                                  ARTICLE VIII

                                   CONDITIONS

                  SECTION 8.01. Conditions to Investor's Obligations with Respect to the Share Purchase. The obligation of the Investor to purchase and pay for the Series A Preferred Stock pursuant to Section 2.01 at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in Article III qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date, or except where such representation and warranty is not true or correct solely as a result of actions expressly permitted by Section 6.02). The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing. The Company shall have delivered to the Investor at the Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Closing Date and signed by the chief financial officer of the Company to the effect that the conditions set forth in this Section 8.01(a) have been satisfied.

                  (b) Opinions of Counsel. The Investor shall have received at the Closing (i) a written opinion from Snell & Wilmer L.L.P., special counsel to the Company, and (ii) a written opinion of George H. Cave, Esq., General Counsel of the Company, each dated the Closing Date, such opinions to cover in the aggregate the matters substantially as set forth in Exhibit B.

                  (c) Fairness Opinion. Broadview International LLC shall have delivered a written opinion to the Special Committee to the effect that the consideration paid to the Company for the shares of Series A Preferred Stock sold pursuant to Section 2.01, is fair, from a financial point of view, to the Company and the holders (other than any TPG Person) of Common Stock of the Company, and a true and correct copy of such opinion shall have been delivered to the Investor.

                  (d) Establishment of Preferred Stock. (i) The Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designations in the form of Exhibit A containing the resolutions of the Board of Directors of the Company creating the Series A Preferred Stock and setting forth the terms and conditions of the Series A Preferred Stock. A copy of each of the Certificate of Incorporation and the Series A Certificate of Designations, certified by the State of Delaware (or, in the case of the Series A Certificate of Designations, accompanied by evidence of its filing reasonably satisfactory to the Investor), shall have been delivered to the Investor. (ii) The Company shall have executed and delivered to the Investor the shares of Series A Preferred Stock to be purchased by the Investor pursuant to Section 2.01.

                  (e) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or Company Documents; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or Company Documents shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or Company Documents.

                  (f) Proceedings. All corporate and other proceedings to be taken by the Company in connection with the Transaction Agreements and the Company Documents with respect to the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of the Transaction Agreements and the Company Documents and such other documents as it may reasonably request.

                  (g) No Material Adverse Effect; No Insolvency Event. No event shall have occurred or change, circumstance or effect arisen or been discovered that has had, or is reasonably likely to have, a Material Adverse Effect; and no Insolvency Event shall have occurred.

                  (h) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

                  (i) Subordination Agreement. The Subordination Agreement shall be in full force and effect.

                  SECTION 8.02. Conditions of the Company's Obligations with Respect to the Share Purchase. The obligation of the Company to issue and sell the Series A Preferred Stock pursuant to Section 2.01 at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article IV qualified as to materiality shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date). The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 8.02(a) have been satisfied.

                  (b) Opinions of Counsel. The Company shall have received at the Closing (i) a written opinion from Cleary, Gottlieb, Steen & Hamilton, special counsel to the Investor, and (ii) a written opinion from Morris, Nichols, Arsht & Tunnell, special counsel to the Investor, each dated the Closing Date, such opinions to cover in the aggregate the matters substantially as set forth in Exhibit C.

                  (c) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Agreements or the Company Documents with respect to the transactions contemplated thereby to be completed at the Closing shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any action, claim, suit, investigation or other proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Agreements or the Company Documents.

                  (d) Subordination Agreement. The Subordination Agreement shall be in full force and effect.

                                   ARTICLE IX

                                   TERMINATION

                  SECTION 9.01. Termination of Agreement. Subject to Section 9.02, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

                  (a) the Investor or the Company, if the Closing shall not have occurred on or before September 7, 2001; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (b) the Investor if there has been a material breach by the Company of a representation, warranty, covenant or agreement set forth in this Agreement which has not been cured within one day after written notice thereof;

                  (c) the Investor or the Company, if any Governmental Entity of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its best efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied; or

                  (d) mutual written agreement of the Investor and the Company.

                  Section 9.02. Effect of Termination. (a) If this Agreement is terminated in accordance with Section 9.01 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this
Section 9.02, Section 7.03 and Article X shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

                  SECTION 10.01. Fees and Expenses. (a) The Company shall be responsible for the payment of all expenses incurred by it in connection with the Transaction Agreements and the transactions contemplated thereby (including any Proxy Statement), including all fees and expenses of its legal counsel and all third-party consultants engaged by it to assist in such transactions. The Company shall be responsible for and reimburse the Investor for all reasonable fees and disbursements of legal counsel and third party consultants and reasonable out-of-pocket expenses incurred by the Investor in connection with the Transaction Agreements and the transactions contemplated thereby. Such reimbursements shall be due to the Investor at the Closing, or promptly following any earlier termination of this Agreement for any reason, as the case may be, or in the case of such fees and expenses incurred thereafter, promptly upon demand therefor, subject in each case to the delivery to the Company of reasonable supporting documentation.

                  (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts.

                  SECTION 10.02. Survival of Representations and Warranties. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation or warranty in this Agreement or in the Disclosure Schedule or certificates delivered pursuant to this Agreement shall survive the Closing for a period of two years; provided, however, that each representation and warranty made in Sections 3.12, 3.13 and
3.20 or in any section of the Disclosure Schedule or certificate related thereto shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations with respect to any action that may be brought relating to the matters described in such representation and warranty. Any claim for indemnification under this Article X arising out of the inaccuracy or breach of any representation or warranty must be made prior to the termination of the applicable survival period.

                  SECTION 10.03. Specific Performance; Exclusive Remedy for Monetary Damages. (a) The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

                  (b) Each party hereto specifically acknowledges that the indemnification provided in Section 10.04 hereof and Section 2.9 of the Registration Rights Agreement shall be the sole remedies for monetary damages with respect to the Transaction Agreements, exclusive of any other rights to monetary indemnification or monetary damages to which a party may be entitled under any statute or contract.

                  SECTION 10.04. Indemnification. (a) The Company agrees to indemnify and hold harmless the Investor, each member, limited partner or general partner, as the case may be, of the Investor, each limited or general partner of each such member, limited partner or general partner, each of their Affiliates and each of their Representatives (collectively, the "Indemnified

Investor Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including reasonable attorneys' fees and disbursements but excluding Taxes imposed as a result of being a direct or indirect owner of the Series A Preferred Stock or realizing income or gain with respect thereto) (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Investor Parties as a result of, relating to or arising out of:

                  (i) the breach of any representation or warranty made by the Company in any Transaction Agreement or in any certificate delivered by the Company pursuant to any Transaction Agreement (each of which shall be deemed to have been made for the benefit of all members of the Investor Group); provided, however, that no claim for indemnification under this Section 10.04(a)(i) may be made unless (A) the amount of Losses with respect to such claim exceeds $50,000 and (B) the aggregate amount of Losses (aggregating all claims for indemnification under this Section 10.04(a)(i)) exceeds $1,000,000; provided further, however, that in the event the threshold in clause (B) is exceeded, indemnity shall become due for the amount of all Losses (aggregating all claims for indemnification under this Section 10.04(a)(i)) in excess of $500,000;

                  (ii) the breach of any agreement or covenant made by the Company in any Transaction Agreement or in any certificate delivered by the Company pursuant to any Transaction Agreement (each of which shall be deemed to have been made for the benefit of all members of the Investor Group); or

                  (iii) to the fullest extent permitted by law, the transactions contemplated hereby, the negotiation, execution, delivery and performance of the Transaction Documents and the purchase and/or direct or indirect ownership of the Series A Preferred Stock or Conversion Shares (including any litigation, suits, actions, investigations, claims or proceedings to which an Indemnified Investor Party is made party as a result thereof), including in connection with an Indemnified Investor Party's status as a shareholder of the Company and any alleged violation of applicable business combination, control share and any other similar anti-takeover statutes; provided, however, that nothing in this clause (iii) shall require the Company to indemnify any Indemnified Investor Party with respect to any Loss resulting solely from a decline in the market value of the Series A Preferred Stock or Conversion Shares.

                  (b) The Investor agrees to indemnify and hold harmless the Company and each of its Representatives (collectively, the "Indemnified Company Parties") from and against any and all Losses incurred by any of the Indemnified Company Parties as a result of, or arising out of:

                  (i) the breach of any representation or warranty made by the Investor in the Transaction Agreements or in any certificate delivered by the Investor pursuant to the Transaction Agreements; provided, however, that no claim for indemnification under this Section 10.04(b)(i) may be made unless (A) the amount of Losses with respect to such claim exceeds $50,000 and (B) the aggregate amount of Losses (aggregating all claims for indemnification under this Section 10.04(b)(i)) exceeds $1,000,000; provided further, however, that in the event the threshold in clause (B) is exceeded, indemnity shall become due for the amount of all Losses (aggregating all claims for indemnification under this Section 10.04(b)(i)) in excess of $500,000; or

                  (ii) the breach of any agreement or covenant made by the Investor in the Transaction Agreements or in any certificate delivered by the Investor pursuant to the Transaction Agreements.

                  (c) The Investor agrees to indemnify and hold harmless each individual that is a member of the Special Committee (collectively, the "Indemnified Special Committee Parties") from and against any and all Losses incurred by any of the Indemnified Special Committee Parties as a result of, or arising out of, any claim relating to breach of fiduciary duty or illegality (other than claims based upon fraud, embezzlement or any criminal violation of law), in each case, related to the transactions contemplated hereby; provided, however, that such indemnification shall only be available to the extent that both (i) indemnification for such Losses is not available from the Company under applicable law or as a result of the Company's insolvency and (ii) the Company's insurers refuse to pay on the Company's directors' and officers' liability insurance policies with respect to such Losses.

                  (d) The following provisions shall apply to any claim for Losses (a "Claim") by an Indemnified Investor Party, Indemnified Company Party or Indemnified Special Committee Party (as the case may be, the "Indemnified Party") entitled to any indemnification under this Section 10.04 in respect of, arising out of or involving a claim or demand made by any Person against an Indemnified Party (a "Third Party Claim"):

                  (i) The Indemnified Party shall notify the indemnifying party in writing within 10 Business Days after receipt by such Indemnified Party of written notice of a Third Party Claim if a Claim in respect thereof is to be made against the indemnifying party under this Section 10.04; but the failure to so notify the indemnifying party (x) will not relieve the indemnifying party from liability under this Section 10.04 unless and to the extent it has been actually and materially prejudiced by such failure and (y) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Party other than the indemnification obligation provided in this Section 10.04.

                  (ii) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and shall have the absolute right, in its sole discretion to assume the defense thereof with counsel of the indemnifying party's choice to represent the Indemnified Party; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party; provided, further, that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party (except that the indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has failed to assume the defense of any Third Party Claim within a reasonable period of time after receipt of a written notice of such Third Party Claim pursuant to clause (i) above). Notwithstanding the foregoing, the Indemnified Party shall have the right to employ one firm or separate counsel (plus local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel, if (w) the use of counsel chosen by the indemnifying party to represent the Indemnified Party would present such counsel with a conflict of interest (based upon written advice of counsel to the Indemnified Party), (x) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the indemnifying party, (y) the indemnifying party shall not have employed counsel satisfactory to the Indemnified Party (in the exercise of the Indemnified Party's reasonable judgment) to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim or (z) the indemnifying party shall authorize in writing the Indemnified Party to employ separate counsel at the expense of the indemnifying party.

                  (iii) Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any pending or threatened Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party shall recommend and which releases the Indemnified Party completely and unconditionally from all liability in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

                  (iv) Notwithstanding the foregoing, in the event the indemnifying party fails timely, in good faith or diligently to defend, contest or otherwise protect against any Third Party Claim (after having assumed the defense therefor), the Indemnified Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim and take such other action as it may elect to defend, protect against or settle such Third Party Claim as it may determine.

                  (v) The indemnifying party shall be subrogated to the claims or rights of the Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, as against any other Persons with respect to any Loss paid by the indemnifying party under this Section 10.04(d). The Investor shall be subrogated (i) to the claims or rights of the Indemnified Special Committee Parties as against any other Persons, including the Company, with respect to any Loss paid by the Investor under this Section 10.04(d) to the Indemnified Special Committee Parties and (ii) to the claims or rights of the Company as against the Company's insurers, that refused to pay on the Company's applicable directors' and officers' liability insurance policies as contemplated by Section 10.04(c), with respect to any Loss paid by the Investor under this Section 10.04(d). The Company shall use its best efforts to take all necessary steps to implement the subrogation contemplated in the preceding sentence.

                  (e) All payments under this Section 10.04 shall be due promptly following the occurrence of the related Loss; provided, however, that if a final, non-appealable judicial determination is made that an Indemnified Party is not entitled to any such payment it will promptly repay the appropriate amounts to the appropriate indemnifying party.

                  Section 10.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:

                        (i)     If to the Company, to:

                                ON Semiconductor Corporation
                                5005 East McDowell Road
                                Phoenix, Arizona  85008
                                Attention:  George H. Cave, Esq.
                                Facsimile:  602-244-5601

                                With a copy to:

                                Snell & Wilmer L.L.P.
                                One Arizona Center
                                400 E. Van Buren
                                Phoenix, Arizona  85004
                                Attention:  Steven D. Pidgeon, Esq.
                                Facsimile:  602-382-6070

                        (ii)    If to the Investor, to:

                                TPG ON Holdings LLC
                                301 Commerce Street
                                Suite 3300
                                Fort Worth, Texas  76102
                                Attention:  Richard A. Ekleberry, Esq.
                                Facsimile:  817-871-4688

                                With a copy to:

                                Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                                New York, New York  10006
                                Attention:  Michael L. Ryan, Esq.
                                Facsimile:  212-225-3999

If to any other holder of shares of Series A Preferred Stock, or Conversion Shares, addressed to such holder at the address of such holder in the record books of the Company; or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

                  SECTION 10.06. Entire Agreement. This Agreement and the documents described herein or attached or delivered pursuant hereto (including the Disclosure Schedule, the Registration Rights Agreement and the Series A Certificate of Designations) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes the letter agreement dated August 13, 2001, between the Company and the Investor which is terminated in its entirety hereby.

                  SECTION 10.07. Amendment. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, that no amendment, modification or supplement to this Agreement shall be effective unless approved by a majority of the directors then serving on the Board of Directors who have not previously been, are not then and are not anticipated to be Representatives of any TPG Person. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Investor of the Company prior to or after the date hereof shall stop or prevent the Investor from exercising any right hereunder or be deemed to be a waiver of any such right.

                  SECTION 10.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  SECTION 10.09. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the United States District Court for Delaware, and, if such court will not hear any such suit, the courts of the State of Delaware, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 10.05. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

                  SECTION 10.10. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the

Company's successors and assigns. Neither this Agreement nor any rights hereunder may be assigned by any party hereto in whole or in part without the prior written consent of the other party hereto; provided, however, that the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates and, thereafter, the term "Investor," as applied to the assigning Investor, shall include any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliates taken collectively.

                  SECTION 10.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 7.05 shall inure to the benefit of and be enforceable by the Investor Nominees and the provisions of Section 10.04 shall inure to the benefit of and be enforceable by each Indemnified Investor Party, Indemnified Company Party and Indemnified Special Committee Party, as the case may be.

                  IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.


                                         TPG ON HOLDINGS LLC


                                       By:    /s/ Richard A. Ekleberry
                                              ________________________________
                                              Name:  Richard A. Ekleberry
                                              Title: Vice President


                                         ON SEMICONDUCTOR CORPORATION


                                       By:    /s/ Dario Sacomani
                                              ________________________________
                                              Name:  Dario Sacomani
                                              Title: Sr. Vice President and
                                                     Chief Financial Officer

                                    EXHIBIT A

                      SERIES A CERTIFICATE OF DESIGNATIONS

                                    EXHIBIT B

                       FORM OF COUNSEL TO COMPANY OPINION


         Opinion substantially to the effect that:

1. Each of the Company and the Significant Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to own or lease and operate its properties and to conduct its business as currently being conducted.

2. Each of the Company and the Significant Subsidiaries is duly authorized or qualified as a foreign corporation or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns, leases or operates property or conducts business, except where its failure to be so authorized, qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

3. The Company (i) has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements and the Series A Certificate of Designations, and (ii) has duly authorized by all necessary corporate action on its part the execution and delivery of the Transaction Agreements and the performance by the Company of its obligations under the Transaction Agreements and the Series A Certificate of Designations.

4. Each of the Transaction Agreements has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms under the laws of the State of New York, except (i) as may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity, and
         (ii) as rights to indemnification may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations.

5. The shares of Series A Preferred Stock have been duly and validly authorized and validly issued by the Company and are fully paid and non-assessable. The shares of Common Stock into which the Series A Preferred Stock is convertible have been duly and validly authorized and validly reserved for issuance and, when issued in accordance with the terms of the Series A Certificate of Designations, will have been validly issued and will be fully paid and non-assessable.

6. No consent or approval of the Company's stockholders is required by Law or the Certificate of Incorporation or By-laws for the execution, delivery or performance by the Company of the Transaction Agreements, other than as expressly provided in the Agreement.

7. The execution, delivery and performance by the Company of the Transaction Agreements will not violate the law of the State of Delaware or the United States of America.

8. The execution and delivery of each of the Transaction Agreements does not, and the performance by the Company of its obligations as set forth in the Transaction Agreements and the Series A Certificate of Designations and the consummation of the transactions contemplated by the Transaction Agreements will not, violate any provision of the Certificate of Incorporation or the By-laws of the Company or the comparable organizational documents of any of the Significant Subsidiaries.

                                    EXHIBIT C

                       FORM OF COUNSEL TO INVESTOR OPINION


Opinion substantially to the effect that:

1. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

2. Investor has all requisite power as a limited liability company and authority to execute, deliver and perform its obligations under the Agreement and the Registration Rights Agreement. The execution, delivery and performance of the Agreement and the Registration Rights Agreement have been duly authorized by all other necessary action on the part of Investor.

3. Each of the Agreement and the Registration Rights Agreement has been duly executed and delivered by Investor and, assuming due execution and delivery by each other party thereto, each such agreement constitutes a valid and binding obligation of Investor enforceable against Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.


                                      B-1